Exhibit 10.1

[INTERNATIONAL BUILDING TECHNOLOGIES GROUP, INC. LOGO]


May 25, 2010

FHH Sino New Energies Co., Ltd.
Rm. 1403, Zhong Xin Bldg.,
2 Qing Dao N. Road, Weihai
Shangdong Province, PRC 264200
Attn.: Mr. Peter Xiaoping Wang
       Director/General Manager

Dear Sir,

Thank you for allowing International Building Technologies Group, Inc., a public OCTBB listed company in USA and its subsidiaries (hereafter referred to as "IBTGI"), the opportunity to evaluate a potential transaction with FHH Sino New Energies Co., Ltd., a Chinese company and or its holding company and subsidiaries, (hereafter referred to as the "Company"). Based on the information we have received to date, we are pleased to submit this preliminary non-binding Letter of Intent ("LOI") to acquire the entire or control amount of outstanding shares of the Company by exchanging IBTGI shares for the issued shares of the "Company" held by the Company's shareholders (collectively, "Selling Shareholders").

We  propose  to  acquire  all the  existing  shares  at net  book  value  of the
"Company." The exact terms and conditions for the acquisition, including the exact number of IBTGI shares to be exchanged with the Selling Shareholders, will be negotiated with the Selling Shareholders. Our LOI is based on the limited information we have received as well as our assessment of the market opportunity. Our LOI is also based on the assumption that as of the closing of this transaction, the "Company" will have normal levels of working capital, as well as enough cash to pay off debts and accounts payables on IBTGI books (but not exceed US$1.5 millions) prepared by the engaged accountant of IBTGI in according to the GAAP principles of U.S. It is understandable that the "Company" will need to have audited financial statement prepared by US SEC approved auditors, registered with the Public Company Accounting Oversight Board ("PCAOB").

We do not anticipate any conditions of a substantive nature which will be required as part of the transaction other than those normal and customary for such transactions, which will include, but not be limited to, satisfactory completion of our due diligence and execution of an exchange contract acceptable to us and our legal counsel. Our proposal is subject to (i) the execution of a mutually acceptable definitive exchange agreements and related agreements containing representations and warranties, covenants, indemnities and other terms and conditions customary for transactions of this type; (ii) there being no material adverse change in the financial condition, business or prospects of the Company prior to closing; (iii) final investment committee approval; (iv) local government and regulatory approvals; (v) extension of existing employment contracts for IBTGI officers; (vi) Guarantee of Buy-back or exchange of common stock for preferred stocks (not exceed US$2.3 millions) that are currently held by IBTGI officers or investors.
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INITIAL PAYMENT
Upon signing of this LOI, an initial payment of US$230,000 as the good faith deposit will be deposited into the assigned bank account of IBTGI (information of bank accounts as attached) by the Company to execute this LOI within 5 days to execute this LOI and to cover the expenses, costs and accounts payables that may occur during the transaction period. Such US$230,000 will be debited against debts and accounts payable on IBTGI book of not exceed the US$1.5 millions as stated above.

DUE DILIGENCE REQUIREMENTS
IBTGI, together with its financial, legal and other advisors will need to complete customary due diligence including, but not limited to (i) meetings with management and site visits; (ii) receiving more detailed historical financial statements, including an analysis of fixed costs, variable costs, customer information and capacity utilization; (iii) reviewing the existing projections;
(iv) reviewing the Company's business plan; (v) a detailed review of the balance sheet and profit and loss accounts; and (vi) a general corporate review, including a legal review of agreements, material contracts, leases, litigation and other matters; (vii) preparing a road map, business plan, prospectus and finish due diligence within 90 days from receipt of the initial payment.

IBTGI
IBTGI is a full reporting company listed on OTCBB since 2007 and meets all the compliances and regulations of US SEC. We believe that as soon as IBTGI satisfies the minimum equity, revenue requirement, as well the other requirements of qualification, IBTGI can move up to be listed on NASDAQ or AMEX main board, accordingly.

Our preliminary LOI is confidential and should not be disclosed to anyone except for both boards of directors and the advisors of our companies before it is executed. Furthermore, this is a preliminary LOI only and does not represent a binding offer on behalf of IBTGI.

We look forward to the possibility of working with your company and future growth. Should you have any questions regarding our LOI, please feel free to contact me at (626) 581-8500 or by email.

Yours truly,

International Building Technologies Group, Inc.


/s/ Kenneth Yeung
----------------------------------
Kenneth Yeung/CEO

                                                 Agreed and accepted by:

                                                 FHH Sino New Energies Co., Ltd.


                                                 /s/ Peter Xiaoping Wang
                                                 -------------------------------
                                                 Peter Xiaoping Wang
                                                 Director/General Manager